UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                               NovaDel Pharma Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   66986X 10 6
                                 (CUSIP Number)

                                  May 26, 2005
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

                |_| Rule 13d-1(b)

                |X| Rule 13d-1(c)

                |_| Rule 13d-1(d)





      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 66986X 10 6             13G                         Page 2 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments II, L.P.               22-3764772

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**    (a) |_|
                                                                (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                      5.       SOLE VOTING POWER
    NUMBER OF
                               -0-
      SHARES          -------- -------------------------------------------------
                      6.       SHARED VOTING POWER
   BENEFICIALLY
                               1,255,500
     OWNED BY         -------- -------------------------------------------------
                      7.       SOLE DISPOSITIVE POWER
      EACH
                                -0-
    REPORTING         -------- -------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
   PERSON WITH
                               1,255,500
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,255,500
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                          |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                        ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 66986X 10 6             13G                         Page 3 of 14 Pages



--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          ProQuest Investments III, L.P.           20-0992411

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**    (a)

                                                                (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------- ----------------------------------------------------------------------
                      5.       SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES           -------- -------------------------------------------------
                      6.       SHARED VOTING POWER
  BENEFICIALLY
                               4,945,876
    OWNED BY          -------- -------------------------------------------------
                      7.       SOLE DISPOSITIVE POWER
     EACH
                                -0-
   REPORTING          -------- -------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
  PERSON WITH
                               4,945,876
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,945,876
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                          |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.8%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                        ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 66986X 10 6             13G                         Page 4 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments II Advisors Fund, L.P. 22-3784567

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**    (a) |_|
                                                                (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                      5.       SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES           -------- -------------------------------------------------
                      6.       SHARED VOTING POWER
  BENEFICIALLY
                               30,214
    OWNED BY          -------- -------------------------------------------------
                      7.       SOLE DISPOSITIVE POWER
     EACH
                                -0-
   REPORTING          -------- -------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
  PERSON WITH
                               30,214
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,214
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                          |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                        ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 66986X 10 6             13G                         Page 5 of 14 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Associates II LLC         22-3764735

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**    (a) |_|
                                                                (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                      5.       SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES           -------- -------------------------------------------------
                      6.       SHARED VOTING POWER
  BENEFICIALLY
                               1,285,714
    OWNED BY          -------- -------------------------------------------------
                      7.       SOLE DISPOSITIVE POWER
     EACH
                                -0-
   REPORTING          -------- -------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
  PERSON WITH
                               1,285,714
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,285,714
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                          |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------
                        ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 66986X 10 6             13G                         Page 6 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Associates III LLC                 20-0992451

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**    (a) |_|
                                                                (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                      5.       SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES           -------- -------------------------------------------------
                      6.       SHARED VOTING POWER
  BENEFICIALLY
                               4,945,876
    OWNED BY          -------- -------------------------------------------------
                      7.       SOLE DISPOSITIVE POWER
     EACH
                                -0-
   REPORTING          -------- -------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
  PERSON WITH
                               4,945,876
-------- -----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,945,876
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.8%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------
                        ** SEE INSTRUCTIONS BEFORE FILLING OU

CUSIP No. 66986X 10 6             13G                         Page 7 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Jay Moorin

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**    (a) |_|
                                                                (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                      5.       SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES           -------- -------------------------------------------------
                      6.       SHARED VOTING POWER
  BENEFICIALLY
                               6,231,590
    OWNED BY          -------- -------------------------------------------------
                      7.       SOLE DISPOSITIVE POWER
     EACH
                                -0-
   REPORTING          -------- -------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
  PERSON WITH
                               6,231,590
-------- -----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,231,590
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                          |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.8%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                        ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 66986X 10 6             13G                         Page 8 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Alain Schreiber
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**    (a) |_|
                                                                (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Resident Alien
--------- ----------------------------------------------------------------------
                      5.       SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES           -------- -------------------------------------------------
                      6.       SHARED VOTING POWER
  BENEFICIALLY
                               6,231,590
    OWNED BY          -------- -------------------------------------------------
                      7.       SOLE DISPOSITIVE POWER
     EACH
                                -0-
   REPORTING          -------- -------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
  PERSON WITH
                               6,231,590
-------- -----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,231,590
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                          |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.8%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                        ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 66986X 10 6             13G                         Page 9 of 14 Pages


ITEM 1(A).        NAME OF ISSUER.

         NovaDel Pharma Inc. (the "Company").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          The  Company's   principal   executive   offices  are  located  at  25
Minneakoning Road, Flemington, New Jersey 08822.

ITEMS 2(A).       NAME OF PERSON FILING.

          This statement is filed on behalf of the following persons with respect to shares of common stock of the Company and stock warrants to purchase shares of common stock of the Company purchased by such persons (collectively, the "Shares") in connection with a private placement of the Company's securities.

          (i) ProQuest Investments II, L.P., a Delaware limited partnership ("Investments II"), with respect to Shares beneficially owned by it;

          (ii) ProQuest Investments III, L.P. a Delaware limited partnership ("Investments III"), with respect to Shares beneficially owned by it;

          (iii) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

          (iv) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

          (v) ProQuest Associates III LLC, a Delaware limited liability company ("Associates III"), as General Partner of Investments III, with respect to Shares beneficially owned by Investments III;

          (vi) Jay Moorin, an individual and a member of Associates II and Associates III ("Moorin"), with respect to Shares beneficially owned by Investments II, Advisors Fund, and Investments III; and

          (vii) Alain Schreiber, an individual and a member of Associates II and Associates III ("Schreiber"), with respect to Shares beneficially owned by Investments II, Advisors Fund, and Investments III.

          The foregoing persons are hereinafter are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 66986X 10 6             13G                        Page 10 of 14 Pages


ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

          The address of the principal business office of each of the Reporting Persons is 90 Nassau Street, 5th Floor, Princeton, NJ 08542.

ITEM 2(C).        CITIZENSHIP.

          Mr. Moorin is a United States citizen. Mr. Schreiber is a United States resident alien. Investments II, Investments III, and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates II and Associates III are Delaware limited liability companies organized under the laws of the State of Delaware.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

          Common stock, par value $0.001 per share.

ITEM 2(E).        CUSIP NUMBER.

          66986X 10 6

ITEM 3.

          If this  statement is filed pursuant to Rules 13d-1(b) or 13d- 2(b) or
(c), check whether the person filing is a:

         (a)      |_| Broker or dealer registered under Section 15 of the Act,

         (b)      |_| Bank as defined in Section 3(a)(6) of the Act,

         (c)      |_| Insurance Company as defined in Section 3(a)(19) of the
                      Act,

         (d)      |_| Investment Company  registered  under  Section  8  of  the
                      Investment Company Act of 1940,

         (e)      |_| Investment  Adviser  in  accordance  with  Rule  13d-1(b)
                      (1)(ii)(E),

         (f)      |_| Employee Benefit Plan or Endowment Fund in accordance with
                      13d-1 (b)(1)(ii)(F),

         (g)      |_| Parent  Holding  Company or  control  person in accordance
                      with Rule 13d-1 (b)(1)(ii)(G),

         (h)      |_| Savings  Association  as  defined  in Section 3(b) of  the
                      Federal Deposit Insurance Act,

         (i)      |_| Church  Plan  that is  excluded  from the definition of an
                      investment   company   under   Section 3(c)(14)   of   the
                      Investment Company Act of 1940,

         (j)      |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 66986X 10 6             13G                        Page 11 of 14 Pages


         If this statement is filed pursuant to 13d-1(c), check this box:  |X|

ITEM 4.           OWNERSHIP.

         The percentages used herein are calculated based upon 40,597,318 shares issued and outstanding, as of October 1, 2005, based upon the Company's Form 10-KSB for the fiscal year ended July 31, 2005. As of the close of business on November 21, 2005, the Reporting Persons beneficially owned shares of the Company's common stock in the amounts and percentages listed below:

         A.       PROQUEST INVESTMENTS II, L.P.

         (a)      Amount beneficially owned:  1,255,500

         (b)      Percent of class:  3.1%

         (c)      (i)      Sole power to vote or direct the vote:  -0-

                  (ii)     Shared power to vote or direct the vote:  1,255,500

                  (iii)    Sole power to dispose or direct the disposition:  -0-

                  (iv)     Shared power to dispose or direct the disposition:
                           1,255,500

         B.       PROQUEST INVESTMENTS III, L.P.

         (a)      Amount beneficially owned:  4,945,876

         (b)      Percent of class:  11.8%

         (c)      (i)      Sole power to vote or direct the vote:  -0-

                  (ii)     Shared power to vote or direct the vote: 4,945,876

                  (iii)    Sole power to dispose or direct the disposition:  -0-

                  (iv)     Shared power to dispose or direct the disposition:
                           4,945,876

         C.       PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

         (a)      Amount beneficially owned:  30,214

         (b)      Percent of class:  0.1%

         (c)      (i)      Sole power to vote or direct the vote:  -0-

                  (ii)     Shared power to vote or direct the vote:  30,214

                  (iii)    Sole power to dispose or direct the disposition:  -0-

CUSIP No. 66986X 10 6             13G                        Page 12 of 14 Pages

                  (iv)     Shared power to dispose or direct the disposition:
                           30,214

         D.       PROQUEST ASSOCIATES II LLC

         (a)      Amount beneficially owned:  1,285,714

         (b)      Percent of class:  3.1%

         (c)      (i)      Sole power to vote or direct the vote:  -0-

                  (ii)     Shared power to vote or direct the vote:  1,285,714

                  (iii)    Sole power to dispose or direct the disposition:  -0-

                  (iv)     Shared power to dispose or direct the disposition:
                           1,285,714

         E.       PROQUEST ASSOCIATES III LLC

         (a)      Amount beneficially owned:  4,945,876

         (b)      Percent of class:  11.8%

         (c)      (i)      Sole power to vote or direct the vote:  -0-

                  (ii)     Shared power to vote or direct the vote:  4,945,876

                  (iii)    Sole power to dispose or direct the disposition:  -0-

                  (iv)     Shared power to dispose or direct the disposition:
                           4,945,876

         F.       JAY MOORIN

         (a)      Amount beneficially owned:  6,231,590

         (b)      Percent of class:  14.8%

         (c)      (i)      Sole power to vote or direct the vote:  -0-

                  (ii)     Shared power to vote or direct the vote:  6,231,590

                  (iii)    Sole power to dispose or direct the disposition:  -0-

                  (iv)     Shared power to dispose or direct the disposition:
                           6,231,590

         G.       ALAIN SCHREIBER

         (a)      Amount beneficially owned:  6,231,590

         (b)      Percent of class:  14.8%

CUSIP No. 66986X 10 6             13G                        Page 13 of 14 Pages


         (c)      (i)      Sole power to vote or direct the vote:  -0-

                  (ii)     Shared power to vote or direct the vote:  6,231,590

                  (iii)    Sole power to dispose or direct the disposition:  -0-

                  (iv)     Shared power to dispose or direct the disposition:
                           6,231,590

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

          To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF  THE  SUBSIDIARY WHICH
                  ACQUIRED   THE  SECURITY  BEING  REPORTED  ON  BY  THE  PARENT
                  HOLDING  COMPANY.

         Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10.          CERTIFICATIONS.

         Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 66986X 10 6             13G                        Page 14 of 14 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  November 30, 2005

                                             /s/ Pasquale DeAngelis
                                             -----------------------------------
                                             Pasquale DeAngelis,  as a member of
                                             ProQuest  Associates III LLC and on
                                             behalf of ProQuest Investments III,
                                             L.P.,  and as a member of  ProQuest
                                             Associates  II LLC and on behalf of
                                             ProQuest  Investments  II, L.P. and
                                             ProQuest  Investments  II  Advisors
                                             Fund, L.P.


                                                             *
                                             -----------------------------------
                                             Jay Moorin, individually


                                                             *
                                             -----------------------------------
                                             Alain Schreiber, individually


*By:    /s/ Pasquale DeAngelis
        --------------------------------------------
        Pasquale DeAngelis, Attorney-in-Fact
        Power of attorney filed as an exhibit hereto





                                  Index Exhibit

                                  SCHEDULE 13G


Exhibit Number    Exhibit Description
--------------    -------------------
99.1              Joint Filing Agreement
99.2              Power of Attorney